Exhibit 4.1

ROCK-TENN COMPANY
as Issuer

and

THE GUARANTORS PARTY HERETO

4.450% SENIOR NOTES DUE 2019
4.900% SENIOR NOTES DUE 2022

 SUPPLEMENTAL INDENTURE NO. 3

DATED AS OF July 1, 2015

to

INDENTURE

DATED AS OF FEBRUARY 22, 2012

HSBC BANK USA, NATIONAL ASSOCIATION
as Trustee

SUPPLEMENTAL INDENTURE NO. 3, dated as of July 1, 2015, among Rock-Tenn Company, a Georgia corporation (the “Company”), WestRock Company, a Delaware corporation (“WestRock”), MeadWestvaco Corporation, a Delaware corporation (“MWV” and, together with WestRock, the “New Guarantors”), and HSBC Bank USA, National Association, as trustee (the “Trustee”) under the hereafter defined Indenture.

WHEREAS, the Company and the Guarantors party thereto heretofore executed and delivered to the Trustee an Indenture dated as of February 22, 2012, as supplemented by Supplemental Indenture No. 1, dated as of November 7, 2013 and Supplemental Indenture No. 2, dated as of February 21, 2014 (the “Indenture”), in respect of the Company’s 4.450% Senior Notes due 2019 and 4.900% Senior Notes due 2022 (the “Notes”); and

WHEREAS, pursuant to a business combination agreement, dated as of January 25, 2015, among the Company, WestRock and MWV, the Company and MWV will become direct wholly owned subsidiaries of WestRock; and

WHEREAS, WestRock desires to fully and unconditionally guarantee all the monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture (the “WestRock Guarantee”); and

WHEREAS, MWV desires to fully and unconditionally guarantee all the monetary obligations of the Company under the Indenture (including obligations to the Trustee contained therein) and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture (the “MWV Guarantee” and, together with the WestRock Guarantee, the “Guarantees”); and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by the Company and each New Guarantor; and

WHEREAS, pursuant to Section 9.1(9) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture No. 3 (the “Supplemental Indenture”) without the consent of Holders of the Notes;

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the issuance for FATCA purposes; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the Company and the New Guarantors and the execution and delivery hereof have been in all respects duly authorized by the Company and the New Guarantors.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE ONE

REAFFIRMATION AND ACCESSION

SECTION 1.01. Reaffirmation. The Company hereby expressly and unconditionally reaffirms each and every covenant, agreement and undertaking of such party in the Indenture.

SECTION 1.02. Note Guarantees.

(a) Each New Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Issuer under the Notes and the Indenture, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Notes and the Indenture shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the guarantees shall be a guarantee of payment and not of collection.

(b) Each New Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a New Guarantor or Guarantor.

(c) Each New Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the guarantee of such New Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note or as provided for in this Supplemental Indenture. Each of the New Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in the Indenture, directly against each of the New Guarantors to enforce such New Guarantor’s guarantee without first proceeding against the Company or any other New Guarantor or Guarantor. Each New Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such New Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any New Guarantor or Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any New Guarantor or Guarantor, any amount paid by any of them to the Trustee or such Holder, the guarantee of each of the New Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of the Indenture.

(e) Each New Guarantor further agrees that, as between each New Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of the guarantee of such New Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each New Guarantor for the purpose of the guarantee of such New Guarantor.

SECTION 1.03. Severability. In case any provision of any guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04. Limitation of Guarantors’ Liability. Each New Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the guarantee of such New Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders, the Guarantors and the New Guarantors hereby irrevocably agree that the obligations of such New Guarantor under its guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such New Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other New Guarantor or Guarantor in respect of the obligations of such other New Guarantor or Guarantor under its guarantee, result in the obligations of such New Guarantor under its guarantee constituting a fraudulent transfer or conveyance.

SECTION 1.05. Benefits Acknowledged. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its guarantee and waivers pursuant to its guarantee are knowingly made in contemplation of such benefits.

SECTION 1.06. Termination of Guarantee. Each guarantee (taken individually) shall be automatically released and shall terminate upon (i) the merger of the respective New Guarantor with or into the Company, any other New Guarantor or Guarantor (each, an “Obligor”), (ii) the consolidation of the respective New Guarantor with another Obligor or (iii) the transfer of all or substantially all of the assets of the respective New Guarantor to another Obligor. At the written request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release, subject to Section 2.07 of this Supplemental Indenture and in accordance with any applicable provision of the Indenture.

SECTION 1.07. Termination of MWV Guarantee. The MWV Guarantee shall be automatically released and shall terminate (i) if MWV ceases to be or, upon giving effect to any substantially concurrent transaction or transactions, shall cease to be the issuer or guarantor of any Capital Markets Debt (other than, before giving effect to the release contemplated by this Section 1.07, the Notes) or (ii) upon the termination of MWV’s guarantee of WestRock’s obligations under the Bank Credit Facilities. For purposes of this Section 1.07, “Bank Credit Facilities” means: (a) the Credit Agreement, dated July 1, 2015, among WestRock, RockTenn Company of Canada Holdings Corp./Compagnie de Holdings RockTenn du Canada, a Nova Scotia unlimited company (“RockTenn Canada”), as Canadian borrower, the other borrowers from time to time party thereto, the Company and MWV as guarantors and the other guarantors from time to time party thereto, Wells Fargo Bank, National Association (“WF”), as administrative agent, and Wells Fargo, National Association, London branch, as multicurrency agent; and (b) any amendments, renewals, refundings, refinancings, extensions, modifications or replacements with respect to any of the foregoing. At the written request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release, subject to Section 2.07 of this Supplemental Indenture and in accordance with any applicable provision of the Indenture.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. For the avoidance of doubt, the provisions of Article 10 of the Indenture shall not apply to the guarantees of the New Guarantors.

SECTION 2.03. Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.04. Successors. All agreements of the Company and each New Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors to the extent set forth in the Indenture.

SECTION 2.05. Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

SECTION 2.06. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.

SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and each New Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each New Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each New Guarantor and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 3 to be duly executed as of the date first written above.

Very truly yours,

ROCK-TENN COMPANY,

By:	/s/ Ward H. Dickson
	Name:	Ward H. Dickson
	Title:	Executive Vice President and Chief Financial Officer

WESTROCK COMPANY,

By:	/s/ Ward H. Dickson
	Name:	Ward H. Dickson
	Title:	Chief Financial Officer

MEADWESTVACO CORPORATION,

By:	/s/ John J. Carrara
	Name:	John J. Carrara
	Title:	Assistant Secretary and Associate General Counsel

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Herawattee Alli
	Name:	Herawattee Alli
	Title:	Vice President

[Signature Page to Supplemental Indenture]